Lumen Investments S.à r.l. SC 13D/A

Exhibit 12

FOURTH AMENDMENT TO THE SHARE REPURCHASE AGREEMENT DATED 12 FEBRUARY 2021

(AS AMENDED ON 21 JUNE 2021, 30 JULY 2021 AND 17 NOVEMBER 2021)

Between

Lumen Investments S.à r.l.

and

ArcelorMittal

[Fourth Amendment to the Share Repurchase Agreement between
Lumen Investments S.à r.l. and ArcelorMittal – February 2022]

FOURTH AMENDMENT TO THE SHARE REPURCHASE AGREEMENT (the “Amendment Agreement”) dated 15 February 2022 by and between:

(1)	Lumen Investments S.à r.l., a limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B152.437 (the “Seller”); and
(2)	ArcelorMittal, a Luxembourg société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 24-26, Boulevard d’Avranches, L-1160 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B82.454 (the “Purchaser” and, together with the Seller, the “Parties”).

RECITALS:

(A)	The Purchaser announced on 15 February 2021 a Share buy-back program for an aggregate maximum amount of six hundred and fifty (650) million U.S. Dollars (the “First BB Program”). The Purchaser also announced that upon the completion of the First BB Program, it will commence a further Share buy-back program for an aggregate amount of five hundred and seventy (570) million U.S. Dollars (the “Second BB Program”). The Purchaser announced on 18 June 2021 a Share buy-back program for an aggregate maximum amount of seven hundred and fifty (750) million U.S. Dollars (the “Third BB Program”). The Purchaser announced on 29 July 2021 a Share buy-back program for an aggregate maximum amount of two billion and two hundred million (2,200,000,000) U.S. Dollars (the “Fourth BB Program”). The Purchaser announced on 11 November 2021 and 17 November 2021 a Share buy-back program for an aggregate maximum amount of one billion (1,000,000,000) U.S. Dollars (the “Fifth BB Program”). The First BB Program, Second BB Program, Third BB Program, Fourth BB Program and Fifth BB Program have been completed on 4 March 2021, 18 June 2021, 5 July 2021, 16 November 2021 and 28 December 2021 respectively. The Purchaser announced on 10 February 2022 and 11 February 2022 a Share buy-back program for an aggregate maximum amount of one billion (1,000,000,000) U.S. Dollars (the “Sixth BB Program”).
(B)	In the context of the Program (as defined below), the Seller wishes to maintain the Significant Shareholder’s holding of the Purchaser’s issued and outstanding Shares (net of treasury Shares) (and voting rights) at its current level of 36.34 percent. The Seller therefore intends to sell in the Program an equivalent variable number of Shares, at the proportion of Significant Shareholder’s current stake of 36.34 percent of issued and outstanding Shares of the Purchaser, in accordance with the terms and conditions set forth herein.
(C)	The Parties propose to amend the share repurchase agreement dated 12 February 2021 (as amended on 21 June 2021, 30 July 2021 and 17 November 2021) (the “Agreement”) by entering into this further Amendment Agreement for the purpose of the repurchase from time to time by the Purchaser of Shares from the Seller under the Program.

[Fourth Amendment to the Share Repurchase Agreement between
Lumen Investments S.à r.l. and ArcelorMittal – February 2022]

NOW IT IS HEREBY AGREED as follows:

Clause 1.              Definitions.

Unless otherwise stated herein, words and expressions defined in the Agreement shall have the same meaning when used in this Amendment Agreement.

The following capitalized terms shall have the following meanings:

“Program” means the Sixth BB Program of the Purchaser, announced by the Purchaser on 10 February 2022 and 11 February 2022.

Clause 2.              Representations and Warranties.

Each of the Purchaser and the Seller repeat the representations and warranties to the other that as made in the Agreement by reference to the facts and circumstances then existing on the date of this Amendment Agreement but as if references in clause 3 (Representations and Warranties) of the Agreement to “the Agreement” were instead to this Amendment Agreement.

Clause 3.              Duration of the Amendment Agreement.

This Amendment Agreement will terminate on the termination or completion of the Program without prejudice to the settlement of any repurchases initiated prior to such termination.

Clause 4.              Continuing obligations.

Except as specifically provided for and varied by the terms of this Amendment Agreement, all of the terms and conditions of the Agreement will remain unchanged and in full force and effect, without any novation whatsoever, and any reference in the Agreement to the Agreement as "this Agreement", "herein" or any other similar terms or to any provision of the Agreement, shall be construed as a reference to the Agreement as amended by this Amendment Agreement.

Clause 5.              Governing law; Submission to jurisdiction.

This Amendment Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. Each Party irrevocably agrees that the courts of Luxembourg-City have sole and exclusive jurisdiction to decide and to settle any dispute or claim arising out of or relating to this Amendment Agreement.

Clause 6.              Counterparts.

This Amendment Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument. No counterpart shall be effective until each Party has executed at least one counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment Agreement as of the date and year first written above.

[Fourth Amendment to the Share Repurchase Agreement between
Lumen Investments S.à r.l. and ArcelorMittal – February 2022]

The Seller

/s/ Jacques de Patoul

By: Jacques de Patoul

Title: Director

/s/Francois-Xavier Goossens

By: Francois-Xavier Goossens

Title: Director

The Purchaser

/s/ Philippe Noury

By: Philippe Noury

Title: Group Treasurer

/s/ h.j. scheffer

By: h.j. scheffer

Title: Company Secretary

[Fourth Amendment to the Share Repurchase Agreement between
Lumen Investments S.à r.l. and ArcelorMittal – February 2022]